As filed with the Securities and Exchange Commission on July 25, 2008

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Argyle Security, Inc.

(Exact name of registrant as specified in its charter)

Delaware	20-3101079
(State of Incorporation)	(I.R.S. Employer Identification No.)

200 Concord Plaza, Suite 700
San Antonio, Texas 78216
(Address of principal executive offices)

2007 Omnibus Securities and Incentive Plan

Stock Option Agreements between Argyle Security, Inc. and Certain Individuals

Restricted Stock Agreements between Argyle Security, Inc. and Certain Individuals

(Full title of the plan)

Bob Marbut

Chairman and Co-Chief Executive Officer

Argyle Security, Inc.

200 Concord Plaza, Suite 700

San Antonio, TX 78216

(210) 828-1700

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum, Esq.

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

(212) 407-4000

Fax: (212) 407-4990

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒

(Do not check if smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $0.0001 per share	560,000 shares	(3)	$4.60	$2,576,000	$101.24
Common Stock, par value $0.0001 per share	225,000	(4)	$7.55	$1,698,750	$66.76
Common Stock, par value $0.0001 per share	215,000	(5)	$4.60	$989,000	$38.87
	1,000,000			$5,263,750	$206.87

(1)              Pursuant to Rule 416(a), this registration statement shall also cover any additional shares of common stock which become issuable under our 2007 Omnibus Securities and Incentive Plan, Stock Option Agreements or Restricted Stock Agreements by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase or decrease in the number of outstanding shares of our common stock.

(2)              Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act of 1933, as amended. For options not yet granted and for shares of restricted stock issued, the offering price per share and aggregate offering price are based upon the average of the high and low prices of our Common Stock on July 18, 2008 as reported on the OTC Bulletin Board. For shares issuable under presently outstanding options granted under the Plan, the price at which such options may be exercised has been used to determine the registration fee because it is greater than the average of the high and low prices of our Common Stock on July 21, 2008.

(3)              Represents shares that are available for grant under our 2007 Omnibus Securities and Incentive Plan approved by our stockholders at a Meeting of our Stockholders on July 30, 2007.

(4)              Represents shares of common stock of the company subject to outstanding standing options under the Plan as of July 21, 2008.

(5)              Represents shares of restricted common stock of the company granted under the Plan as of July 21, 2008.

PART I. INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

This Registration Statement relates to two separate prospectuses.

Section 10(a) Prospectus: Items 1 and 2, from this page, and the documents incorporated by reference pursuant to Part II, Item 3 of this prospectus, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Reoffer Prospectus: The material that follows Item 2, up to but not including Part II of this Registration Statement, of which the reoffer prospectus is a part, constitutes a “reoffer prospectus,” prepared in accordance with the requirements of Part I of Form S-3 under the Securities Act. Pursuant to Instruction C of Form S-8, the reoffer prospectus may be used for reoffers or resales of common shares which are deemed to be “control securities” or “restricted securities” under the Securities Act that have been acquired by the selling stockholders named in the reoffer prospectus.

ITEM 1. PLAN INFORMATION

The document(s) containing the information specified in Item 1 will be sent or given to participants in the Plan as specified in Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be and are not filed with the Securities and Exchange Commission (the “SEC”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated). Those documents are incorporated by reference in the Section 10(a) prospectus. The Company will also furnish without charge to each person to whom the Prospectus is delivered, upon the written or oral request of such person, a copy of other documents required to be delivered to employees pursuant to Rule 428(b). Requests should be directed to Mr. Donald F. Neville, Secretary, Argyle Security, Inc., 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, tel. (210) 828-1700.

REOFFER PROSPECTUS

1,000,000 Shares of Common Stock

ARGYLE SECURITY, INC.

Common Stock $0.0001 Par value Per Share

This reoffer prospectus relates to the 1,000,000 shares of Common Stock, par value $0.0001 per share, of Argyle Security, Inc., which may be offered and resold from time to time by eligible participants of the shares issued and issuable pursuant to our 2007 Omnibus Securities and Incentive Plan, referred to in this prospectus as our 2007 Equity Plan. Eligible participants in our 2007 Equity Plan consist of employees, directors, officers and consultants. We have granted awards under our 2007 Equity Plan to participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), as set forth in the section entitled “Selling Stockholders”. If, subsequent to the date of this reoffer prospectus, we grant any additional awards under the 2007 Equity Plan to any eligible participants who are affiliates of our company (as defined in Rule 405 under the Securities Act), Instruction C of Form S-8 requires that we supplement this reoffer prospectus with the names of such affiliates and the amounts of securities to be reoffered by them as selling stockholders. Selling stockholders consist and will consist of those eligible participants who are affiliates of our company (as defined in Rule 405 of the Securities Act). It is anticipated that the selling stockholders will offer common shares for sale at prevailing prices on the OTC Bulletin Board on the date of sale in negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See “Plan of Distribution.” We will receive no part of the proceeds from sales made under this reoffer prospectus. The selling stockholders will bear all sales commissions and similar expenses. Any other expenses incurred by us in connection with the registration and offering and not borne by the selling stockholders will be borne by us. We have not previously registered the offer and sale of the Shares to the selling stockholders.

We have agreed to pay the expenses in connection with the registration of these shares. Our Common Stock is traded on the OTCBB under the symbol “ARGL.”

Our principal executive office is located at 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, tel. (210) 828-1700.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. SEE “RISK FACTORS” BEGINNING ON PAGE 12 OF THIS PROSPECTUS FOR CERTAIN RISKS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SECURITIES OFFERED HEREBY.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is July       , 2008

You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders will not make an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PROSPECTUS SUMMARY

This summary highlights certain information found in greater detail elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. We urge you to read this entire prospectus carefully, including the risks of investing in our common stock discussed under “Risk Factors” and the financial statements and other information that is incorporated by reference into this prospectus, before making an investment decision. In addition, this prospectus summarizes other documents which we urge you to read.

Overview

Argyle Security, Inc. is a holding company whose primary business operations are conducted through its wholly owned subsidiaries, including Argyle Security USA, or AUSA (which consists of the business of our wholly owned subsidiary ISI Security Group, Inc. and all of its operating subsidiaries).  Argyle Security USA has two reporting segments, Argyle Corrections and Argyle Commercial Security. We provide physical security solutions to commercial, governmental, and correctional customers.  We design, engineer, supply, install, and maintain a full array of detention systems and equipment, targeting correctional facilities throughout the United States, as well as complex, customized security, access control, video and electronic security control system solutions at correctional and government facilities.  We also design and manufacture high security metal barriers, high security observation window systems, detention furniture and accessories, alarm systems, and electronic security and communications systems. Argyle Commercial Security focuses on the commercial security sector and provides turnkey, electronic security systems to the commercial market.

Corporate Information

Our executive offices are located at 200 Concord Plaza, Suite 700 San Antonio, Texas 78216 and our telephone number at that location is (210) 828-1700. Our website is www.argylesecurity.com. Our operating subsidiary AUSA maintains a website at www.argylesecurityusa.com. Information contained in our websites does not constitute part of this prospectus.

FORWARD-LOOKING STATEMENTS

We believe that some of the information in this prospectus constitutes forward-looking statements within the definition of the Private Securities Litigation Reform Act of 1995. You can identify these statements by forward-looking words such as “may,” “expect,” “anticipate,” “contemplate,” “believe,” “estimate,” “intends,” and “continue” or similar words. Any information in this prospectus regarding the contingent earn-out payments should also be considered forward-looking statements. You should read statements that contain these words carefully because they:

•	discuss future expectations;

•	contain information which could impact future results of operations or financial condition; or

•	state other “forward-looking” information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus.

All forward-looking statements included herein attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, we undertake no obligation to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

THE OFFERING

Common stock outstanding prior to the offering	5,964,342 shares

Common stock being offered by Selling Stockholders	1,000,000 shares

Use of Proceeds

We will not receive any proceeds from the sale of the common stock offered in this prospectus. We will receive proceeds to the extent that options issued to our 2007 Equity Plan are exercised for cash. We will use the exercise proceeds, if any, for working capital and general corporate purposes.

OTCBB Symbol	ARGL

Risk Factors

The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 3.

RISK FACTORS

Any investment in our common stock involves a high degree of risk.  You should consider carefully the following information about the risks described below, together with the other information contained in this prospectus before you decide whether to buy our common stock.  If any of the following risks actually occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected.  In those circumstances, the market price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Budget constraints of federal, state and local governments could reduce our revenues.

Contracts for which federal, state or local governments are the ultimate customer have historically accounted for a major portion of AUSA’s business. The detention systems segment, the largest business segment, outfits correctional facilities and courthouses. Many state and local governments operate under very tight budget constraints. These budget constraints could cause them to delay, reduce the scope of, or cancel pending projects, which could reduce our revenues.

Our failure to obtain and/or maintain required local/state licenses could reduce our revenue.

A portion of our business depends upon obtaining and maintaining required licenses. All such licenses are subject to audit by the relevant government agency. Any failure to obtain or maintain required licenses could result in the termination of certain of our contracts or cause us to be unable to bid or re-bid on certain contracts. In addition, we and/or our employees may be required to maintain certain facility security clearances. If we or our employees were found not to be in compliance, we could be excluded from bidding on certain contracts, removed from projects and/or fined, all of which would adversely impact our financial condition and good standing.

AUSA has been subject to one audit of its licensing. In 2005, the Arkansas Licensing Board conducted a hearing regarding the renewal of AUSA’s Contractor License for the State of Arkansas. The outcome of the hearing was successful, and AUSA was issued a Contractor’s License.

We operate under fixed price contracts, and our failure to accurately estimate our costs may reduce our profitability.

Approximately 90% of our revenues result from fixed price contracts. If we do not accurately estimate our costs on projects, we could suffer losses on fixed price contracts. Unanticipated increases in the cost of raw materials could also result in our losing money on contracts. If we suffer losses on our contracts, our profitability will be reduced. In addition, the revenues that we record under these contracts are recognized under the “percentage of completion method of accounting.” This method requires considerable judgment and, as a result, the estimates derived at any point in time could differ significantly and result in material discrepancies between the estimates and the financial reality of the applicable contract.

Our ability to obtain payment and/or performance bonds is critical to our ability to conduct business.

Performance and payment bonds are an important component of our business, because many customers require that performance and payment bonds be delivered to the customer before the customer will enter into a contract. Approximately 39% of contract revenues and 35% of overall company revenues for 2007 were generated by “bonded” contracts (contracts that require performance and payment bonds), and approximately 37% of AUSA revenues in the past three years have been derived from bonded contracts.

From 2004 through the acquisition of ISI in July 2007, bonding capacity had been made available to ISI through ISI*MCS, an entity created and owned by the Chief Executive Officer and President of ISI, Sam Youngblood and Don Carr, respectively. Since the consummation of the acquisition of ISI, ISI*MCS has not provided any new bonded contracts for ISI or Argyle.  Subject to the final determination by a bonding company, we believe that sufficient new bonding capacity to address the total expected business in 2008 will be available to us because in April 2008  we closed a private placement of our Series A Convertible Preferred Stock for gross proceeds of $15.0 million. However, if we are unable to secure increasing lines of bonding capacity, then we will not be able to enter into contracts that require such bonds. This would significantly reduce our expected sales and reduce the level of our future financial performance. Some of the additional factors that might cause AUSA to be unable to obtain such bonds include, but are not limited to, unacceptably high premium rates for such bonds, the unavailability of bonding capacity at an acceptable cost from a bonding company with an acceptable financial rating, or the collateral/financial requirements of the bonding company. Such requirements are generally intended to provide liquidity to a bonding company should it become obligated to pay a claim. These requirements can include minimum cash reserves, letters of credit for the benefit of the bonding company and other irrevocable commitments of working capital that are unacceptably high. In addition, because ISI*MCS no longer has a relationship with us, we no longer have the benefit of a long-standing relationship with a bonding company.

The bonding company that issued the performance and payment bonds is an interested party in all matters regarding the bonded contracts. A bonding company is obligated to complete a project for which it has issued bonds and will typically seek recovery of its costs to complete the contract from all available parties. The result is that a dispute with an owner or general contractor arising from a bonded contract must also include consideration of the interests of the bonding company, typically a well-financed and highly sophisticated party. The addition of this sophisticated party to disputes regarding bonded contracts increases the risk that a default or breach of a bonded contract by AUSA will result in a loss to AUSA. Even if AUSA is able to resolve or avoid a dispute with an owner or general contractor, resolving a dispute with a bonding company that has paid a claim to complete a project will increase the potential risk of loss to AUSA.

If we are required to make any significant payments as a result of our indemnification obligations arising from specified ISI*MCS bonding contracts or guarantees, such payments may negatively impact our results of operation.

Argyle agreed that after the acquisition of ISI was consummated, it would indemnify and hold harmless Sam Youngblood and Don Carr, their spouses, attorneys, agents and permitted assignees against any losses incurred arising from a contract or agreement that is the subject of a performance or payment bond provided by ISI*MCS or guarantees by the indemnitees relating to any of the performance or payment bonds provided by ISI*MCS, to the extent such contract had not been fully paid as of the closing of the acquisition. These indemnification obligations survive until July 30, 2011 and the obligations are not subject to a cap or maximum amount. Although it is not anticipated that Argyle will be required to make any payments under this provision, if Argyle were required to do so, it could result in Argyle having to pay Mr. Youngblood and/or Mr. Carr a significant amount of money. AUSA management estimates that the potential risk for Argyle on such indemnification could be approximately $11,497,632, which consists of all potential liability that could arise from all bonded contract obligations due and owing by AUSA as of March 31, 2008 and assumes that all work performed or to be performed on bonded contracts is unsatisfactorily completed.

If we are unable to design and market our product offerings in a timely and efficient manner, we may not remain competitive.

Some of our markets are characterized by continuing technological advancement, changes in customer requirements, and evolving product standards. In particular, the detention segment specializes in the development, implementation, and support of complex, integrated software systems, and accordingly, we devote a substantial amount of resources to product development. To compete successfully, we must develop and market new products that provide increasingly higher levels of performance and reliability. Product development is highly uncertain and we cannot guarantee that we will successfully develop new products. Our inability to develop and market these products or to achieve customer acceptance of these products could limit our ability to compete in the market.

In addition, we offer a wide variety of products. If the design or marketing of a product, or products, is not successful and we must allocate more resources to ensure the products’ success, it could lower the profitability of the product, or products, or affect customer perceptions as to the quality of the products and services being offered.

We depend on third-party hardware for our customized security solutions.

We purchase the hardware for our customized security solutions from third-party vendors. Currently our ISI-Detention and MCS-Detention divisions do not have long-term agreements with the third-party vendors with whom they do business. Any reduction or interruption in the supply or manufacturing of hardware from these third-party vendors could limit our ability to offer and deliver complete security solutions to its customers and could result in reduced revenues.

Our MCS-Commercial division has distribution agreements in place with some of its third-party vendors. If any of these vendors were to terminate or cancel its agreement with MCS-Commercial, this division would lose its ability to market that vendor’s specific product line to our customers. To the extent that we are unable to find a competing brand with the same level of acceptance among our customers, we could suffer the loss of some customers.

We are subject to substantial government regulation that could cause delays in the delivery of our products and services and may subject Argyle to audits or other similar review processes.

As a contractor and subcontractor to agencies of various federal, state and local governments, we are obligated to comply with a variety of regulations governing our operations and the workplace. Unforeseen problems in the performance of contracts could cause the loss of licensing to do business within a particular city, county, state, or other governmental entity resulting in us losing contracts with that entity. In addition, changes in federal, state and local laws and regulations may impact our ability to secure new contracts or require us to make costly changes to our operations which could reduce our profitability in order to obtain contracts.

Our inability to effectively integrate acquisitions could reduce our profitability.

Part of our business strategy is to grow through strategic acquisitions, and since December 31, 2007, we have acquired PDI, Com-Tec and Fire Quest. For the acquisition of these and other new businesses to be successful, we must integrate the operations, systems and personnel from those acquired businesses into Argyle. This integration process requires, among other things, that we continually evaluate our operations, financial systems and controls and, when necessary, enhance and adjust those systems and controls. If the acquired businesses are not successfully integrated into Argyle, the key employees and their relationships with new customers, as well as their expertise and reputation in the industry, could be lost and/or destroyed, resulting in lower than expected sales and reduced repeat business, if any, from those acquired customers. Additionally, the new customers acquired could be lost which would reduce expected revenues from the acquisition and reduce expected profitability.

We may need additional financing for bonding requirements, working capital, and capital expenditures and additional financing may not be available on favorable terms.

In order to operate the business, we may need to obtain additional surety bonds, maintain working capital, or make significant capital expenditures. In order to do any of those things, we may need to obtain additional capital. Therefore, our ability to operate and grow is dependent upon, and may be limited by, among other things, the availability of financing arrangements. If we are not able to obtain the additional capital necessary to pursue new projects or maintain our operations, we may not be able to grow as quickly as we plan. In addition, even if we are able to obtain additional financing, the additional financing may not be on terms which are favorable to us and could hamper our profitability.

We could potentially incur liability to clients and others.

Our involvement in the public security and justice business exposes us to potential liability claims from our clients. Our products are used in applications where their failure could result in serious personal injuries or death. In the area of corrections, prisoners are generally viewed as litigious. We have sought ways to minimize losses from these sources by obtaining product liability and professional liability insurance policies; however, a successful claim could result in liability in excess of coverage limits or the cancellation of insurance coverage and result in our having to pay a large amount of our working capital to cover those claims.

We are dependent upon key personnel.

We depend on the expertise, experience and continued services of our senior management and key employees such as:

•

Bob Marbut — Co-Chief Executive Officer of Argyle Security, Inc. Mr. Marbut is the co-chief executive of Argyle, and his knowledge of our business and reputation in the industry make him important to our success.

•

Ron Chaimovski — Co-Chief Executive Officer of Argyle Security, Inc. Mr. Chaimovski is the co-chief executive of Argyle, and his knowledge of our business and reputation in the industry make him important to our success.

•

Donald Neville — Executive Vice President and Chief Financial Officer of Argyle Security, Inc. Mr. Neville is the chief financial officer of Argyle, and his knowledge and experience in capital markets make him important to our success.

•

Sam Youngblood — President of Argyle Security USA. Mr. Youngblood is President of Argyle Security USA, and his knowledge of our business and reputation in the industry make him important to our success.

•

Don Carr — President of Argyle Corrections. Mr. Carr is the key manager of sales for the Corrections Division of AUSA. His experience and management capabilities have made him a major part of the historical success of the Company.

•

Robert “Butch” Roller — President of Argyle Commercial. Mr. Roller has operational responsibility for Argyle Commercial and his knowledge of our business and reputation in the industry make him important to our success.

Our operations and most decisions concerning the business of AUSA will be made or significantly influenced by such individuals. The loss of members of senior management or key employees could result in the deterioration or loss of relationships with certain customers or suppliers, which could result in a material loss of business for AUSA.

We are in a competitive industry with well financed competitors.

As a result of increasing consolidation in the corrections and security industries and increasing attention from venture funds and private equity groups, many of our competitors, some of which were already larger and better financed than us, have grown and obtained significant financing. Accordingly, we expect competition to increase in the near future. We also expect that some of our competitors will feel increasing pressure to underbid government and commercial projects, in order to deploy their workforces and maintain or step up their activity levels. This may make it more difficult for us to prevail on competitive bids for projects to the degree AUSA has historically experienced.

Many of our new contracts are subject to competitive bidding.

Most governmental agencies and many commercial customers require that their significant contracts be competitively bid. Typically they utilize the “Request for Proposal” (RFP) method where several competitors submit their sealed proposals for a particular project, or the “Request for Qualifications” (RFQ) process where competitors submit their qualifications for consideration by the customer. Some contracts are open for bidding, using the standard “Straight Bid” process where the detailed specifications for a project are published and contractors submit a “Bid” or fixed price, for the contract to build the project. Other competitive bidding processes are also utilized. Our success in responding to an RFP, RFQ, Straight Bid, or other competitive bidding process is dependent upon the quality of our estimating process, knowledge of the industry, knowledge of our customers and other factors requiring significant judgment and expertise. Because of the nature of the bidding process, we cannot know if we will be successful on any given bid, which makes it difficult to accurately forecast the timing of projects and budget the allocation of resources. To the extent we have made significant capital expenditures in the development and estimating of a contract or project, we may not recover our entire capital investment in that project.

When seeking competitive bids, one of the factors that most governmental entities and commercial customers evaluate is the financial strength of the bidders. To the extent they believe we do not have sufficient financial resources, we will be unable to effectively compete for contracts.

Our ability to win new contracts depends on many factors outside of our control.

Our growth in the corrections industry is generally dependent upon our ability to win new contracts. This depends on a number of factors we cannot control, including crime rates and sentencing patterns in various jurisdictions. Accordingly, the demand for security related goods and services for new correctional facilities could be adversely affected by the relaxation of enforcement efforts, leniency in conviction and sentencing practices or through the legal decriminalization of certain activities that are currently proscribed by criminal laws. For instance, changes in laws relating to drugs and controlled substances or illegal immigration could reduce the number of persons arrested, convicted and sentenced, thereby potentially reducing demand for new correctional facilities to house them. Similarly, reductions in crime rates could lead to reductions in arrests, convictions, and sentences requiring new correctional facilities.

Furthermore, desirable locations for proposed correctional facilities may be in or near populated areas and, therefore, may generate legal action or other forms of opposition from residents in areas surrounding a proposed site. Such actions could substantially delay a correctional project or cause the project to be reduced in scope or be eliminated completely.

We offer some bids for new contracts directly to government agencies and commercial customers as a direct contractor to provide the security solutions for a project. In other instances, we provide our bid for security solutions to a general contractor, who adds our pricing to all the other pricing for an entire project. In those instances we act as a subcontractor to the general contractor. The owner of the project (the governmental entity or commercial owner) will choose whether they wish to receive bids only from general contractors, or whether they wish to receive bids separately from the entities providing security solutions, such as us and our competitors. When we are acting as a subcontractor to a general contractor, we have far less control and input over the final price for the project submitted to the owner by the general contractor than when AUSA submits a bid directly and such circumstances therefore reduce our ability to win contracts.

Governmental agencies may investigate and audit our contracts and, if any improprieties are found, we may be required to refund revenues, pay unexpected taxes, forego anticipated revenues and/or may be subject to penalties and sanctions, including prohibitions on our bidding in response to competitive bidding processes.

Governmental agencies and most commercial customers will have the authority to audit and investigate our contracts with them. As part of that process, some governmental agencies review our performance on the contract, our pricing practices, change orders, other compliance with the terms of the contracts, and applicable laws, regulations and standards. For example, if an agency determines that we have improperly classified a specific contract as non-taxable, we could be required to pay sales, use or other taxes for which no reserve was created at the time the bid was submitted by us. If the agency determines that we have improperly billed the governmental entity in violation of the terms of the contract, we could be required to refund revenues, or forgo anticipated revenues. If a government audit uncovers improper or illegal activities by us or it otherwise determines that these activities have occurred, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeitures of profits, suspension of payments, fines and suspension or disqualification from doing business with the government.

If we fail to satisfy our contractual obligations, our ability to compete for future contracts will be limited.

Our failure to comply with contract requirements or to meet our clients’ performance expectations when performing a contract could injure our reputation, which, in turn, would impact our ability to compete for new contracts. Our failure to meet contractual obligations could also result in substantial actual and consequential damages. In addition, our contracts often require us to indemnify clients for our conduct that causes losses to the client. Some contracts may contain liquidated damages provisions and financial penalties related to performance failures. Although we have liability insurance, the policy limits may not be adequate to provide protection against all potential liabilities.

We derive a significant portion of our revenues from a small number of customers and the loss of a significant customer could have a material adverse effect on our results of operations.

Our customer base and revenues are concentrated among a limited number of customers and the loss of any one of these customers could have a material adverse impact on our results of operations.  For fiscal year 2006, ISI generated 16% of its revenues from its top customer, 26% from the top two and 34% from the top three. ISI’s largest customer represented $9.5 million of revenues in 2006. Other large customers represented 10%, 8%, and 5% of revenues in fiscal year 2006.  For fiscal year 2007, ISI generated 8% of its revenues from its top customer, 15% from the top two and 20% from the top three. ISI’s largest customer represented $6.7 million of revenues in 2007. Other large customers represented 7%, 6%, and 5% of revenues in fiscal year 2007. During the three months ended March 31, 2008, revenue from our top three customers, which were all from the Corrections segment, represented 42% of total Company revenues.  During the three months ended March 31, 2008, revenues from our top two customers, which were all from the Corrections segment, represented 20% and 12% of total Company revenues.

Negative media coverage, including inaccurate or misleading information, could injure our reputation and our ability to bid for government contracts.

The media frequently focuses its attention on contracts with governmental agencies. If the media coverage regarding the contracts for the design, development, construction, financing or operation of a new correctional facility project is negative, it could influence government officials to slow the pace of building a correctional project or cause the cancellation of a planned correctional facility.

Jails, prisons and other public correctional projects may prompt higher than normal media scrutiny. In that atmosphere, inaccurate, misleading, or negative media coverage about us could harm our reputation and, accordingly, our ability to bid for and win new contracts.

If outstanding public warrants are exercised, the underlying common shares will be eligible for future resale in the public market. “Market overhang” from the warrants results in dilution and could keep the market price of our stock lower than it would otherwise be.

Outstanding warrants and options to purchase an aggregate of 4,075,046 shares of common stock issued in connection with Argyle’s initial public offering and in connection with financing transactions are currently exercisable. If they are exercised, a substantial number of additional shares of our common stock will be eligible for resale in the public market, which could keep the market price of our stock lower than it would otherwise be.

Registration rights held by our stockholders may keep the market price of our stock lower than it would otherwise be.

Some of our stockholders, including those who purchased common stock prior to our initial public offering and the holders of our Series A Convertible Preferred Stock, are entitled to demand that we register the resale of their shares at various times. If such stockholders exercise their registration rights with respect to all of their shares, there will be significant additional shares of common stock eligible for trading in the public market. The presence of these additional shares could keep the market price of our stock lower than it would otherwise be.

Because we do not intend to pay dividends on our common stock, stockholders will benefit from an investment in our common stock only if it appreciates in value.

We have never declared or paid any cash dividends on our shares of common stock. We intend to retain all future earnings, if any, for use in the operations and expansion of the business. As a result, we do not anticipate paying cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our Board of Directors and will depend on factors the Board of Directors deems relevant, including among others, our results of operations, financial condition and cash requirements, business prospects, and the terms of our credit facilities, preferred stock, and other financing arrangements. The debt financing arrangements we put into place prohibits us from declaring or paying dividends without the consent of our lenders. Accordingly, realization of a gain on stockholders’ investments will depend on the appreciation of the price of our common stock. There is no guarantee that our common stock will appreciate in value.

Our securities are quoted on the Over-the-Counter Bulletin Board, which may limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

Our securities are quoted on the Over-the-Counter Bulletin Board, a FINRA-sponsored and operated inter-dealer automated quotation system. Quotation of our securities on the Over-the-Counter Bulletin Board will limit the liquidity and price of our securities more than if the securities were quoted or listed on an exchange.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to the warrant holders.

Subject to there being a current prospectus under the Securities Act of 1933, Argyle may redeem all of its outstanding warrants at any time after they become exercisable at a price of $.01 per warrant, upon a minimum of 30 days prior written notice of redemption, if and only if, the last sale price of our common stock equals or exceeds $11.50 per share for any 20 trading days within a 30 trading day period ending three business days before Argyle sends the notice of redemption. Calling all of our outstanding warrants for redemption could force the warrant holders:

•	To exercise the warrants and pay the exercise price for such warrants at a time when it may be disadvantageous for the holders to do so;

•	To sell the warrants at the then current market price when they might otherwise wish to hold the warrants; or

•	To accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our warrant holders may not be able to exercise their warrants, which may create liability for us.

Holders of the warrants we issued in our initial public offering and private placement will be able to receive shares upon exercise of the warrants only if (i) a current registration statement under the Securities Act of 1933 relating to the shares of its common stock underlying the warrants is then effective and (ii) such shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Although we have agreed to use our best efforts to maintain a current registration statement covering the shares underlying the warrants to the extent required by federal securities laws, and we intend to comply with such agreement, we cannot assure that we will be able to do so. In addition, some states may not permit us to register the shares issuable upon exercise of our warrants for sale. The value of the warrants will be greatly reduced if a registration statement covering the shares issuable upon the exercise of the warrants is not kept current or if the securities are not qualified, or exempt from qualification, in the states in which the holders of warrants reside. Holders of warrants who reside in jurisdictions in which the shares underlying the warrants are not qualified and in which there is no exemption will be unable to exercise their warrants and would either have to sell their warrants in the open market or allow them to expire unexercised. If and when the warrants become redeemable, we may exercise our redemption right even if we are unable to qualify the underlying securities for sale under all applicable state securities laws. Since our obligations in this regard are subject to a “best efforts” standard, it is possible that, even if we are able to successfully assert a defense to a claim by warrant holders due to the impossibility of registration, a court may impose monetary damages on us to compensate warrant holders due to the change in circumstances that led to us being unable to fulfill our obligations.

The agreements governing our shares of convertible preferred stock contain covenants and restrictions that may limit our ability to operate our business.

The terms of our Series A Convertible Preferred Stock limit our ability to, among other things, declare or pay dividends or distributions on our common equity securities, create or incur additional preferred stock, and repurchase common stock.  These restrictions could adversely affect our ability to raise additional equity to fund our future operations.  In addition, upon any sale or liquidation, the holders of the preferred stock would be entitled to receive payment of their liquidation preference prior to any payment to our common stockholders.  The holder of our preferred stock also have registration rights, which if exercised would result in additional shares of our common stock being available for resale and could adversely impact the market price of our common stock.

DETERMINATION OF OFFERING PRICE

The selling stockholders may sell the common shares issued to them from time-to-time at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions.

USE OF PROCEEDS

The selling stockholders are offering up to 1,000,000 shares of our common stock under this prospectus. We will not receive any proceeds from the sale of the common stock by the selling stockholders. We will not receive any proceeds from the issuance of our Common Stock to the selling stockholders other than the exercise price of any options that are exercised by the selling stockholders, the proceeds of which we expect to use for working capital purposes.

SELLING STOCKHOLDERS

The shares were issued pursuant to restricted stock grants or are issuable to the selling stockholders upon exercise of stock options granted under our 2007 Equity Plan and pursuant to the forms of Restricted Stock Award Agreement, Incentive Stock Option Agreement and Non-Qualified Option Agreement for use thereunder.  Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

Up to 1,000,000 shares of common stock issued pursuant to stock awards or the exercise of stock options by officers, directors, employees or consultants who are eligible to participate in the 2007 Equity Plan may be sold pursuant to this reoffer prospectus. Eligibility to participate in the 2007 Equity Plan is available to our officers, directors, employees and consultants, as well as the officers, directors, employees and consultants of any of our subsidiaries including their subsidiaries, as determined solely by the compensation committee of the board of directors.

Of the 1,000,000 shares or options eligible for grant pursuant to the 2007 Equity Plan, options to purchase 225,000 shares of common stock, and 215,000 restricted shares of common stock, have been awarded as of the date of this prospectus.

The following table lists certain information concerning the selling stockholders, including the number of common shares beneficially owned by the selling stockholders as of June 30, 2008 and the number of shares that the selling stockholders may sell under this prospectus.  Beneficial ownership is determined in accordance with the rules and regulations of the SEC.  In computing the number of common shares beneficially owned by a person and the percentage ownership of that person, common shares subject to options held by that person that are currently exercisable or exercisable within 60 days of June 30, 2008 are deemed outstanding, as well as stock units that may vest within 60 days of June 30, 2008.  These common shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.  Except as indicated in the footnotes to this table and pursuant to applicable community property laws, to our knowledge, each selling stockholder has sole voting and investment power with respect to the common shares listed in the table below. Each of the selling stockholders is a current officer, director or employee of Argyle Security or its subsidiaries or an affiliate thereof.

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to the Offering(1)		Total Number of Shares of Common Stock Owned Being Registered		Number of Shares of Common Stock Beneficially Owned After the Offering(1)	Percentage of Common Stock Beneficially Owned After the Offering(1)
Sam Youngblood(2)	499,287		30,000	(3)	469,287	7.3
Don Carr(2)	256,145		25,000	(4)	231,145	3.7
Ron Chaimovski	395,596		40,000	(5)	355,496	5.6
Bob Marbut	991,007		40,000	(6)	951,007	13.8
Don Neville	20,000	(7)	45,000	(7)	0	0
Lloyd Campbell	10,000		10,000	(8)	0	0
Gen. Wesley Clark	86,720		15,000	(9)	71,720	1.2
Walter Klein	10,000		10,000	(10)	0	0
John Smith	62,813		15,000	(11)	47,813		*

*              Represents beneficial ownership of less than one percent of our outstanding shares.

(1) Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentage of beneficial ownership is based on 5,964,342 shares of common stock outstanding as of June 30, 2008.

(2) Pursuant to the terms of lock-up agreements with each of the indicated selling stockholders, such stockholders have agreed not to sell their shares until January 24, 2009.

(3) Represents 30,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(4) Represents 25,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(5) Represents 40,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(6) Represents 40,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(7) Represents 20,000 shares of restricted stock granted pursuant to the 2007 Equity Plan and options to purchase 25,000 shares of common stock subject to stock options granted pursuant to the 2007 Equity Plan.  As noted in footnote (1), the number of shares listed in the first column excludes shares that are not currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof.

(8) Represents 10,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(9) Represents 15,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(10) Represents 10,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

(11) Represents 15,000 shares of restricted stock granted pursuant to the 2007 Equity Plan.

We may amend or supplement this prospectus from time to time in the future to update or change this list of the selling stockholders and shares which may be offered and sold.

Since our company does not currently meet the registrant requirements for use of Form S-3, the amount of common shares which may be resold by means of this reoffer prospectus by each of the selling stockholders, and any other person with whom he or she is acting in concert for the purpose of selling securities of our company, must not exceed, in any three month period, the amount specified in Rule 144(e) promulgated under the Securities Act.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

(i)	ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;

(ii)	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(iii)	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

(iv)	an exchange distribution in accordance with the rules of the applicable exchange;

(v)	privately negotiated transactions;

(vi)	short sales;

(vii)	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

(viii)	a combination of any such methods of sale; and

(ix)	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of securities will be paid by the selling stockholder and/or the purchasers. At the time a particular offer of shares is made by the selling stockholders, to the extent required, a prospectus will be distributed.

LIMITATION ON LIABILITY AND INDEMNIFICATION MATTERS

Under Delaware law, we may indemnify our directors or officers or other persons who were, are or are threatened to be made a party to an action, suit or proceeding because the person is or was our director, officer, employee or agent, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with the action, suit or proceeding if the person:

(i)	acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and

(ii)	with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

Our amended and restated certificate of incorporation provides that no director of the Corporation shall be liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of our amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to us or our stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of our amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Our bylaws provide for the indemnification of our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer shall be indemnified and held harmless by us to the fullest extent authorized by the Delaware General Corporation Law against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to our best interests and had no reason to believe that such person’s conduct was illegal.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of ours in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements of Argyle Security, Inc. appearing in Argyle Security, Inc.’s Annual Report (Form
10-K) for the years ended December 31, 2007 and 2006, incorporated by reference in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of ISI Detention Contacting Group, Inc. incorporated in this prospectus and Registration Statement as of December 31, 2006 and for the seven months ended July 31, 2007 and for the years ended December 31, 2006 and 2005 have been audited by Padgett, Stratemann & Co., L.L.P., independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated statement of operations and cash flows of Argyle Security, Inc. (a corporation in the development stage) incorporated in this prospectus and Registration Statement for the period from June 22, 2005 (inception) to December 31, 2005 have been audited by Goldstein Golub Kessler LLP, independent registered public accounting firm, as set forth in their report , which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Com-Tec Security, LLC and Affiliates incorporated in this prospectus and Registration Statement as of December 31, 2007 and 2006 and for the years then ended have been audited by Clifton Gunderson LLP, independent registered public accounting firm, as set forth in their report, which is incorporated herein by reference, and has been so incorporated in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the shares of our common stock offered hereby by us and to be offered hereby have been passed upon for us by Loeb & Loeb LLP, New York, New York.

INCORPORATION OF DOCUMENTS BY REFERENCE

This prospectus is part of a registration statement on Form S-8. The prospectus is prepared in accordance with the requirements of Part I of Form S-3 and General Instruction C of the instructions to Form S-8. The SEC allows this filing to “incorporate by reference” information that the Company previously has filed with the SEC.

This means the Company can disclose important information to you by referring you to other documents that it has filed with the SEC. The information that is incorporated by reference is considered part of this prospectus, and information that the Company files later will automatically update and may supersede this information. For further information about the Company and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

(a) Our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008 (File No. 000-51639), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)(1) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed on May 20, 2008.

(b)(2) Our Current Reports on Form 8-K and 8-K/A, filed on January 8, 2008, February 6, 2008, March 17, 2008, March 27, 2008, April 17, 2008, April 25, 2008, May 15, 2008, and June 26, 2008.

(c) The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed November 30, 2005 (File No. 000-51639), under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of the filing of such reports and documents.  Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: Argyle Security, Inc., Attention: Secretary, 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, tel. (210) 828-1700. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Act of 1934 and, accordingly, file registration statements and other information with the SEC. You may obtain these documents electronically through the SEC’s website at http://www.sec.gov. You may also obtain copies of this information by mail from the Public Reference Room at: U.S. Securities and Exchange Commission at 100 F. Street, NE, Washington, D.C. 20549-0102. Fax: (202) 777-1027. Our filings with the SEC are also available on our web site, www.argylesecurity.com from commercial document retrieval services. Information contained on our web site should not be considered part of this prospectus. You may also request a copy of our filings at no cost, by writing or telephoning us at Argyle Security, Inc., 200 Concord Plaza, Suite 700, San Antonio, Texas 78216, tel. (210) 828-1700.

PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Argyle Security, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a) Our latest Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed on March 31, 2008 (File No. 000-51639), filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)(1) Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008, filed on May 20, 2008.

(b)(2) Our Current Reports on Forms 8-K and 8-K/A, filed on January 8, 2008, February 6, 2008, March 17, 2008, March 27, 2008, April 17, 2008, April 25, 2008, May 15, 2008, and June 26, 2008.

(c) The description of the Company’s common stock which is contained in a Registration Statement on Form 8-A filed November 30, 2005 (File No. 000-51639), under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of the filing of such reports and documents.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our amended and restated certificate of incorporation provides that all directors, officers, employees and agents of the registrant shall be entitled to be indemnified by us to the fullest extent permitted by Section 145 of the Delaware General Corporation Law.

Section 145 of the Delaware General Corporation Law concerning indemnification of officers, directors, employees and agents is set forth below.

“Section 145. Indemnification of officers, directors, employees and agents; insurance.

(a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

(b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

(c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

(d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

As permitted by Section 145 of the Delaware General Corporation Law (the “DGCL”), the Company’s amended and restated certificate of incorporation and bylaws provide that (i) the Company is required to indemnify its directors and officers to the fullest extent permitted by the DGCL, (ii) the Company may, in its discretion, indemnify other persons as set forth in the DGCL, (iii) to the fullest extent permitted by the DGCL, the Company is required to advance all expenses incurred by its directors and officers in connection with a legal proceeding (subject to certain exceptions), (iv) the rights conferred in the certificate of incorporation and bylaws are not exclusive, (v) the Company is authorized to enter into indemnification agreements with its directors, officers, employees and agents and (vi) the Company may not retroactively amend the bylaws provisions relating to indemnity.

The Company has entered into agreements with its directors and executive officers that require the Company to indemnify such persons against expenses, judgments, fines, settlements and other amounts that such person becomes legally obligated to pay (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or officer of the Company or any of its affiliated enterprises, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

(e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

(f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

(g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.

(h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

(i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.

(j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).”

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to the court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Paragraph B of Article Eighth of our amended and restated certificate of incorporation provides:

“The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.”

The Registrant’s amended and restated certificate of incorporation provides that no director of the Corporation shall be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision of the Registrant’s amended and restated certificate of incorporation shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Registrant or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this provision of the Registrant’s amended and restated certificate of incorporation shall be prospective only and shall not adversely affect any right or protection of, or any limitation of the liability of, a director of the Registrant existing at, or arising out of facts or incidents occurring prior to, the effective date of such repeal or modification.

Bylaws. The Registrant’s bylaws provide for the indemnification of the officers and directors of the Registrant to the fullest extent permitted by the DGCL. The bylaws provide that each person who was or is made a party to, or is threatened to be made a party to, any civil or criminal action, suit or proceeding by reason of the fact that such person is or was a director or officer of the Registrant shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL against all expense, liability and loss, including, without limitation, attorneys’ fees, incurred by such person in connection therewith, if such person acted in good faith and in a manner such person reasonably believed to be or not opposed to the best interests of the Registrant and had no reason to believe that such person’s conduct was illegal.

Insurance. The Registrant maintains directors and officers liability insurance, which covers directors and officers of the Registrant against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. The Registrant has entered into agreements to indemnify its directors and executive officers. These agreements provide for indemnification of the Registrant’s directors and executive officers to the fullest extent permitted by the DGCL against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by the Registrant or in its right, arising out of such person’s services as a director or executive officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provided services at the Registrant’s request.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The following exhibits are filed as part of this registration statement.

Exhibit
Number	Description
4.1	2007 Omnibus Securities and Incentive Plan.
4.2	Form of Restricted Stock Award Agreement.
4.3	Form of Incentive Stock Option Agreement.
4.4	Form of Non-Qualified Option Agreement.
5.1	Opinion of Loeb & Loeb LLP.
23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 to this registration statement)
23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm
23.3	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm
23.4	Consent of Padgett, Stratemann & Co., L.L.P., Independent Registered Public Accounting Firm
23.5	Consent of Clifton Gunderson LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page of this registration statement).

ITEM 9. UNDERTAKINGS

1. The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on July 25, 2008.

ARGYLE SECURITY, INC.

By:	/s/ Bob Marbut
Bob Marbut,
Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bob Marbut and Donald F. Neville, and each or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and her in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his or her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date

/s/ Bob Marbut
Bob Marbut	Chairman of the Board and Chief Executive Officer
	(Principal Executive Officer)	July 25, 2008

/s/ Ron Chaimovski
Ron Chaimovski	Vice Chairman of the Board and
	Co-Chief Executive Officer	July 25, 2008

/s/ Donald F. Neville
Donald F. Neville	Chief Financial Officer	July 25, 2008

/s/ Wesley K. Clark
Wesley K. Clark	Director	July 25, 2008

/s/ John J. Smith
John J. Smith	Director	July 25, 2008

/s/ Lloyd Campbell
Lloyd Campbell	Director	July 25, 2008

/s/ Walter Klein
Walter Klein	Director	July 25, 2008

Name	Position	Date

/s/ Donald F. Neville
Donald F. Neville	Chief Financial Officer	July 25, 2008
(Principal Financial Officer)
/s/ Dean Dresser
Dean Dresser	Vice President and Corporate Controller	July 25, 2008
(Principal Accounting Officer)

EXHIBIT INDEX

Exhibit
Number	Description

4.1	2007 Omnibus Securities and Incentive Plan. (Incorporated by reference to Annex E to the Registrant’s Proxy Statement filed July 13, 2007)

4.2	Form of Restricted Stock Award Agreement. (Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

4.3	Form of Incentive Stock Option Agreement. (Incorporated by reference to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2007)

4.4	Form of Non-Qualified Option Agreement. (Incorporated by reference to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007)

5.1	Opinion of Loeb & Loeb LLP.

23.1	Consent of Loeb & Loeb LLP (included in Exhibit 5.1 to this registration statement)

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.3	Consent of Goldstein Golub Kessler LLP, Independent Registered Public Accounting Firm

23.4	Consent of Padgett, Stratemann & Co., L.L.P., Independent Registered Public Accounting Firm

23.5	Consent of Clifton Gunderson LLP, Independent Registered Public Accounting Firm

24.1	Power of Attorney (included on the signature page of this registration statement).